Exhibit 99.1

MODUSLINK REPORTS FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL 2016

WALTHAM, Mass.— March 11, 2016—ModusLink Global Solutions™, Inc. (the “Company”) (NASDAQ: MLNK), on March 11, 2016, reported financial results for its second quarter of fiscal year 2016 ended January 31, 2016. Results for the three and six month periods ended January 31, 2016 are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s report on Form 10-Q, which can be accessed through www.moduslink.com.

Second Quarter Financial Summary

¡	Net revenue of $120.0 million for the three months ended January 31, 2016, as compared to $148.3 million in the same period in the prior year.
¡	Gross margin of 3.0% for the three months ended January 31, 2016, as compared to 11.2% in the same period in the prior year.
¡	SG&A expenses of $14.8 million for the three months ended January 31, 2016, compared to $14.6 million in the same period in the prior year.
¡	Operating loss of $(11.7) million for the three months ended January 31, 2016, compared to operating income of $0.6 million in the same period in the prior year.
¡	Negative Adjusted EBITDA of $(7.0) million for the three months ended January 31, 2016, compared to Adjusted EBITDA of $4.7 million in the same period in the prior year.
¡	Net loss of $(13.9) million, or $(0.27) per basic and diluted share, for the three months ended January 31, 2016, compared with net loss of $(1.6) million, or $(0.03) per basic and diluted share, in the same period in the prior year.

Year-to-Date Financial Summary

¡	Net revenue of $261.1 million for the six months ended January 31, 2016, as compared to $335.8 million in the same period in the prior year.
¡	Gross margin of 6.2% for the six months ended January 31, 2016, as compared to 10.6% in the same period in the prior year.
¡	SG&A expenses of $29.0 million for the six months ended January 31, 2016, compared to $30.2 million in the same period in the prior year.
¡	Operating loss of $(14.5) million for the six months ended January 31, 2016, compared to operating income of $1.8 million in the same period in the prior year.
¡	Negative Adjusted EBITDA of $(6.4) million for the six months ended January 31, 2016, compared to adjusted EBITDA of $12.2 million in the same period in the prior year.
¡	Net loss of $(28.7) million, or $(0.55) per basic and diluted share, for the six months ended January 31, 2016, compared with net loss of $(1.3) million, or $(0.03) per basic and diluted share, in the same period in the prior year.

The decrease in net revenue, gross margin, operating income and adjusted EBITDA for the three months ended January 31, 2016, as compared to the same period in the prior year, was primarily driven by decreased revenue associated with a consumer electronics client and an aftermarket services program related to the repair and refurbishment of mobile devices, partially offset by increases in revenue from other consumer electronics and consumer products clients. The lower revenue from the consumer electronics client affected results in the Americas and Asia. The lower revenue from the aftermarket services program affected results in the Americas.

The decrease in net revenue, gross margin, operating income and adjusted EBITDA for the six months ended January 31, 2016, as compared to the same period in the prior year, was primarily driven by decreased revenue associated with a major computing market client, an aftermarket services program related to the repair and refurbishment of mobile devices and a major consumer electronics client, partially offset by an increase in revenue from other clients in the consumer electronics and consumer products industries. The lower revenue from the computing market clients affected results in the Americas, Asia and Europe. The lower revenue from the aftermarket services program affected results in the Americas. The lower revenues from the major consumer electronics client affected results in the Americas and Asia.

For the three months ended January 31, 2016, negative Adjusted EBITDA was $(7.0) million compared to Adjusted EBITDA of $4.7 million for the same period in the prior year. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s adjusted EBITDA to its GAAP net income (loss) below.

For the six months ended January 31, 2016, negative Adjusted EBITDA was $(6.4) million compared to Adjusted EBITDA of $12.2 million for the same period in the prior year. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s adjusted EBITDA to its GAAP net income (loss) below.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink”), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. ModusLink’s operations are supported by more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Non-GAAP Information

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses adjusted EBITDA, a non-GAAP financial measure, to assess its performance. EBITDA represents earnings before interest, income tax expense, depreciation and amortization. We define adjusted EBITDA as EBITDA excluding the effects of SEC inquiry and financial restatement costs, strategic consulting and other related professional fees, restructuring, share-based compensation, impairment of long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses, and equity in gains and losses, of affiliates and impairments.

We believe that providing adjusted EBITDA to investors is useful, as this measure provides important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and adjusted EBITDA to its GAAP net income (loss) is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. The Company does not undertake any obligations to update forward-looking statements made by it.

Contact:

Mary Conway

781-663-5012

ir@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31, 2016	July 31, 2015
Assets:
Cash and cash equivalents	$141,434	$119,431
Trading securities	27,982	78,716
Accounts receivable, net	162,044	131,216
Inventories	48,235	48,740
Funds held for clients	31,920	21,807
Prepaid and other current assets	22,794	13,732

Total current assets	434,409	413,642

Property and equipment, net	21,494	22,736
Other assets	9,455	10,124

Total assets	$465,358	$446,502

Liabilities:
Accounts payable	$158,564	$120,118
Accrued restructuring	1,075	1,528
Accrued expenses	40,311	38,970
Other current liabilities	57,662	50,737

Total current liabilities	257,612	211,353

Notes payable	80,337	77,864
Other long-term liabilities	12,550	12,684

Total liabilities	350,499	301,901

Stockholders' equity:	114,859	144,601

Total liabilities and stockholders' equity	$465,358	$446,502

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2016	2015	Fav (Unfav)	2016	2015	Fav (Unfav)
Net revenue	$119,966	$148,310	(19.1%)	$261,055	$335,754	(22.2%)
Cost of revenue	116,311	131,716	11.7%	244,948	300,322	18.4%

Gross profit	3,655	16,594	(78.0%)	16,107	35,432	(54.5%)

	3.0%	11.2%	(8.1%)	6.2%	10.6%	(4.4%)
Operating expenses:
Selling, general and administrative	14,773	14,639	(0.9%)	29,025	30,161	3.8%
Amortization of intangible assets	—	268	—	—	536	—
Impairment of long-lived assets	305	—	—	305	—	—
Restructuring, net	240	1,041	76.9%	1,247	2,942	57.6%

Total operating expenses	15,318	15,948	4.0%	30,577	33,639	9.1%

Operating income (loss)	(11,663)	646	(1905.4%)	(14,470)	1,793	(907.0%)
Other income (expense), net	(2,338)	(1,853)	(26.2%)	(13,454)	(1,629)	(725.9%)

Income (loss) before taxes	(14,001)	(1,207)	(1060.0%)	(27,924)	164	(17126.8%)
Income tax expense	206	549	62.5%	1,056	1,706	38.1%
(Gains) losses, and equity in losses, of affiliates, net of tax	(259)	(200)	29.5%	(259)	(208)	24.5%

Net loss	$(13,948)	$(1,556)	(796.4%)	$(28,721)	$(1,334)	(2053.0%)

Basic net loss per share	$(0.27)	$(0.03)		$(0.55)	$(0.03)
Diluted net loss per share	$(0.27)	$(0.03)		$(0.55)	$(0.03)

Weighted average common shares used in:
Basic earnings per share	51,879	51,646		52,039	51,888
Diluted earnings per share	51,879	51,646		52,039	51,888

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

(unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2016	2015	2016	2015
Net revenue:
Americas	$28,208	$53,242	$61,419	$135,040
Asia	44,476	45,493	98,407	88,448
Europe	38,656	40,626	83,399	95,041
e-Business	8,626	8,949	17,830	17,225

Total net revenue	$119,966	$148,310	$261,055	$335,754

Operating income (loss):
Americas	$(4,911)	$(139)	$(7,997)	$1,479
Asia	(325)	4,677	3,046	8,030
Europe	(4,239)	(952)	(5,270)	(2,330)
e-Business	(397)	361	(901)	522

Total segment operating income (loss)	(9,872)	3,947	(11,122)	7,701
Corporate-level activity	(1,791)	(3,301)	(3,348)	(5,908)

Total operating income (loss)	$(11,663)	$646	$(14,470)	$1,793

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

(unaudited)

Net loss to Adjusted EBITDA[1]
	Three Months Ended January 31,		Six Months Ended January 31,
	2016	2015	2016	2015
Net income (loss)	$(13,948)	$(1,556)	$(28,721)	$(1,334)
Interest income	(114)	(355)	(202)	(419)
Interest expense	2,777	2,619	5,506	5,286
Income tax expense	206	549	1,056	1,706
Depreciation	1,919	1,919	3,874	4,729
Amortization of intangible assets	—	268	—	536

EBITDA	(9,160)	3,444	(18,487)	10,504
SEC inquiry and financial restatement costs	345	30	167	7
Strategic consulting and other related professional fees	277	232	284	609
Restructuring	240	1,041	1,247	2,942
Share-based compensation	502	446	958	855
Impairment of long-lived assets	305	—	305	—
Unrealized foreign exchange (gains) losses, net	1,087	(1,537)	1,816	(1,591)
Other non-operating (gains) losses, net	(384)	1,224	7,540	(899)
(Gains) losses, and equity in losses, of affiliates and impairments	(259)	(200)	(217)	(208)

Adjusted EBITDA	$(7,047)	$4,680	$(6,387)	$12,219

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and financial restatement costs, strategic consulting and other related professional fees, restructuring, share-based compensation, impairment of long-lived assets, unrealized foreign exchange gains and losses, net, other non-operating gains and losses, net, and gains and losses, and equity in losses, of affiliates and impairments.